UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2013

BENCHMARK ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

Texas	1-10560	74-2211011
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 Technology Drive, Angleton, Texas	77515
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(979) 849-6550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 11, 2013, Benchmark Electronics, Inc. (the Company) issued a press release announcing the appointment of Kenneth T. Lamneck as an independent director to the Board of Directors of the Company effective June 11, 2013. Mr. Lamneck is President and Chief Executive Officer of Insight Enterprises, Inc., a global provider of information technology hardware, software and service solutions to businesses and public sector clients in over 190 countries. He also serves as a director of Insight. Prior to joining Insight, from 2004 through 2009, Mr. Lamneck served as President, the Americas, at Tech Data Corporation, a wholesale distributor of technology products, where he led operations in the United States, Canada and Latin America. From 1996 to 2003, he held various executive management positions at Arrow Electronics, including President of Arrow/Richey Electronics and President of Arrow’s Industrial Computer Products business. Mr. Lamneck received a Masters of Business Administration from the University of Texas at El Paso and a Bachelors of Arts in Engineering from the United States Military Academy at West Point.

For his service as a non-employee director of the Company, Mr. Lamneck will receive (a) $60,000 per annum; (b) $1,000 per Board meeting attended and (c) $1,000 per Committee meeting attended as a member of such committee. On June 11, 2013, Mr. Lamneck received a restricted stock unit award grant of 4,615 Common Shares of the Company under the Company’s 2010 Omnibus Incentive Compensation Plan. These restricted stock units will vest in equal quarterly installments over a one-year period following the date of grant.

The press release announcing the appointment of Mr. Lamneck is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press release dated June 11, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENCHMARK ELECTRONICS, INC.

Dated: June 12, 2013	By:	/s/ GAYLA J. DELLY
Gayla J. Delly
Chief Executive Officer